Exhibit 28 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-1A of our report dated December 17, 2012, relating to the statement of assets and liabilities of Cognios Market Neutral Large Cap Fund, a series of ALPS Series Trust, and to the reference to our Firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ Rothstein Kass

Walnut Creek, California
December 17, 2012